Exhibit 99.1
HC2 Holdings Portfolio Company DBM Global Inc. to Pay Cash Dividend

August 9, 2021

NEW YORK, August 9, 2021 -- HC2 Holdings, Inc. (“HC2” or “the Company”) (NYSE: HCHC), announced today that its infrastructure business DBM Global Inc. (“DBM”) (OTC: DBMG), a family of companies providing fully integrated steel construction services, will pay a cash dividend of approximately $5 million, or $1.297 per share, on August 31, 2021 to DBM stockholders of record at the close of business on August 16, 2021. As the largest stockholder of DBM Global Inc., HC2 expects to receive approximately $4.5 million of the total $5 million dividend payout. HC2 individual stockholders are not eligible to receive the cash dividend.

About HC2
HC2 Holdings is being renamed INNOVATE Corp. INNOVATE is a portfolio of best-in-class assets in three key areas of the new economy – infrastructure, life sciences and spectrum. Dedicated to stakeholder capitalism, INNOVATE employs over 4,300 people across its subsidiaries.

About DBM Global
DBM Global is focused on delivering world class, sustainable value to its clients through a highly collaborative portfolio of companies which provide better designs, more efficient construction and superior asset management solutions. DBM Global offers integrated steel construction services from a single source and professional services which include design-assist, design-build, engineering, detailing, BIM co-ordination, steel modeling/detailing, fabrication, rebar detailing, advanced field erection, project management, and state-of-the-art steel management systems. Major market segments include commercial, healthcare, convention centers, stadiums, gaming and hospitality, mixed use and retail, industrial, public works, bridges, transportation, and international projects. The company, which is headquartered in Phoenix, Arizona, has operations in the United States, Australia, Canada, India, New Zealand, the Philippines, Singapore, Thailand and the United Kingdom.

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company’s control, and are subject to change. All forward-looking statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. HC2’s actual results could differ materially from those expressed or implied in any forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (“SEC”), including in our reports on Forms 10-K, 10-Q, and 8-K. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.

Contacts
Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
HC2@reevemark.com
(212) 433-4600

Investor Contact:
Solebury Trout
Anthony Rozmus
ir@hc2.com
(212) 235-2691